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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 16, 2004, with respect to the financial statements and schedule of Cornerstone Realty Fund, LLC, and dated December 10, 2003, with respect to the statement of revenue and certain expenses of Arrow Business Center, in the post-effective amendment No. 2 to the Registration Statement (File No. 333-107750) and related Prospectus of Cornerstone Realty Fund, LLC for the registration of 74,000 limited liability company units.

/s/ ERNST & YOUNG LLP

Irvine, California April 19, 2005

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  EXHIBIT 23.2